Exhibit 4.16
The following is a summary of amendments to the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees, effective January 1, 2009:
•	Rollover amounts will be included in determining the $3,500 threshold for involuntary distribution of assets in a Member’s account following termination of employment.